Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Flux Power Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Shares of Common Stock, par value $0.001 per share(1)	457(c)	3,644,289	(2)	$5.72	$20,845,333.08	0.00013810	$2,878.74

	Total Offering Amounts						$20,845,333.08		$2,878.74
	Total Fees Previously Paid
	Total Fee Offsets								—
	Net Fee Due								$2,878.74

(1)

Estimated solely for the purpose of calculation of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on a per share price of $5.72, the average of the high and low reported sales prices of Flux Power Holdings, Inc.’s (the “Company”) common stock, par value $0.001 per share (“Common Stock”), on the Nasdaq Capital Market on October 16, 2025. Consists of 3,644,289 shares of Common Stock, comprised of (i) 2,429,523 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock, $0.001 par value per share, issuable upon exercise of pre-funded warrants and (ii) 1,214,766 shares of Common Stock issuable upon exercise of common warrants issued by the Company in a private placement to the Selling Stockholders pursuant to the Securities Purchase Agreement, dated July 18, 2025, as amended and restated on September 15, 2025.

(2)	Pursuant to Rule 416 under the Securities Act, the securities registered hereby also include an indeterminate number of additional securities as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations, or other similar transactions.